Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205428) of Cable One, Inc. of our report dated December 16, 2019 relating to the financial statement of Fidelity Communications Co.’s Data, Video and Voice Business and Certain Related Assets, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
December 16, 2019